                                 EXHIBIT 4.1(G)


                           SIXTH AMENDMENT TO LOAN AND
                               SECURITY AGREEMENT


        THIS SIXTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "Amendment"), dated as of March 15, 1999, is entered into by and between CONGRESS FINANCIAL CORPORATION (WESTERN), a California corporation ("Lender"), with a place of business at 225 South Lake Avenue, Suite 1000, Pasadena, California 91101 and KRAUSE'S CUSTOM CRAFTED FURNITURE CORP., a California corporation (formerly known as Krause's Sofa Factory), and its wholly owned subsidiary, CASTRO CONVERTIBLE CORPORATION, a New York corporation (jointly and severally, "Borrower"), with its chief executive office located at 200 North Berry Street, Brea, California 92821.


                                    RECITALS

        A. Borrower and Lender have previously entered into that certain Loan and Security Agreement dated as of January 20, 1995, as amended by that certain First Amendment to Loan and Security Agreement dated as of May 10, 1996, that certain Second Amendment to Loan and Security Agreement dated as of August 26, 1996, that certain Third Amendment to Loan and Security Agreement dated as of November 25, 1996, that certain Fourth Amendment to Loan and Security Agreement dated as of August 14, 1997 and that certain Fifth Amendment to Loan and Security Agreement dated as of December 11, 1997 (collectively, the "Loan Agreement"), pursuant to which Lender has made certain loans and financial accommodations available to Borrower. Terms used herein without definition shall have the meanings ascribed to them in the Loan Agreement.

        B. Borrower has requested that Lender extend the term of the Loan Agreement to March 31, 2002 and in connection therewith (i) increase the Maximum Credit, (ii) increase the sub-limit for Eligible Raw Materials, (iii) decrease the sub-limit for Letter of Credit Accommodations, (iv) adjust the rate of interest, (v) adjust the calculation of the unused line fee, (vi) amend the Adjusted Net Worth and EBITDA financial covenants and (vii) adjust the early termination fee provision.

        C. Lender is willing to extend the term of and further amend the Loan Agreement under the terms and conditions set forth in this Amendment. Borrower is entering into this Amendment with the understanding and agreement that none of Lender's rights or remedies as set forth in the Loan Agreement is being waived or modified by the terms of this Amendment.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:





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

           1. Amendments to Loan Agreement.

              (a) The following definition shall hereby be added to Section 1 of the Loan Agreement (entitled "Definitions") in its proper alphabetical and numerical order:

              "1.__ `Applicable Margin' shall mean, as of the date of
                    determination, one (1) percentage point per annum; provided, however, (a) if Borrower as of any date set forth below has EBITDA for the trailing four fiscal quarter period ending on such date of not less than the amount set forth below next to such date, the Applicable Margin shall be reduced to three-quarters of one (0.75) percentage point per annum or
                    (ii) if Borrower as of any date set forth below has EBITDA for the trailing four fiscal quarter period ending on such date of not less than Seven Million Dollars ($7,000,000), the Applicable Margin shall be reduced to one-half of one (0.5) percentage point per annum; and further, provided, however, if the Applicable Margin has been reduced as provided above and EBITDA of Borrower, as of any date set forth below for the trailing four fiscal quarter period ending on such date is less than the amount set forth next to such date, the Applicable Margin shall be increased to one (1) percentage point per annum:

Four Quarter
Period Ending                              Amount
-------------                              ------
May 2, 1999                                $2,750,000
August 1, 1999                             $4,500,000
October 31, 1999                           $6,500,000
January 30, 2000 and thereafter            $7,000,000

        Such adjustments to the Applicable Margin (whether upwards or downwards) shall be effective as of the first day of the next calendar month following receipt by Lender of Borrower's financial statements for the fiscal periods ended on the specified dates."

                (b) The definition of "Maximum Credit" set forth in Section 1.24 is hereby amended in its entirety to read as follows:

        "1.24 `Maximum Credit' shall mean the amount of Fifteen Million Dollars ($15,000,000)."

                (b) Clause (ii) of Paragraph (a) of Section 2.1 of the Loan Agreement (entitled "Revolving Loans") is hereby amended in its entirety to read as follows:

                      "(ii) notwithstanding the exclusion of raw materials from the definition of Eligible Inventory, the lesser of (x) fifty percent (50%) of the Value of Borrower's raw materials consisting of fabric and leather (`Eligible Raw Materials') or (y) One Million Five Hundred Thousand Dollars ($1,500,000); less"

(c) Paragraph (d) of Section 2.3 of the Loan Agreement (entitled "Letter of Credit Accommodations") is hereby amended in its entirety to read as follows:

"(d) Except in Lender's discretion, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Lender in connection therewith shall not at any time exceed One Million Dollars ($1,000,000). At any time an Event of Default exists or has occurred and is continuing, upon Lender's request, Borrower will either furnish cash collateral to secure the reimbursement obligation to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral of Lender for the Letter of Credit Accommodations, and in either case, the Revolving Loans otherwise available to Borrower shall not be reduced as provided in Section 2.3(c) to extent of such cash collateral."

(d) Paragraph (a) of Section 3.1 of the Loan Agreement (entitled, "Interest") is hereby amended in its entirety to read as follows:





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

                          "(a) Borrower shall pay to Lender interest on the
                      outstanding principal amount of the non-contingent Obligations at the rate equal to the Prime Rate plus the Applicable Margin, except that Borrower shall pay to Lender interest, at Lender's option, without notice, at the rate of three(3) percentage points per annum in excess of the Prime Rate (i) on the non-contingent Obligations for the period from and after the date of termination or non-renewal hereof, or the date of the occurrence of an Event of Default, and for so long as such Event of Default is continuing as determined by Lender or until such time as the Event of Default has been cured by Borrower or waived by Lender or Lender has received full and final payment of all such Obligations (notwithstanding entry of any judgement against Borrower) and (ii) on the Loans at any time outstanding in excess of the amounts available to Borrower under Section 2 (whether or not such excess(es), arise or are made with or without Lender's knowledge or consent and whether made before or after an Event of Default). All interest accruing hereunder on and after the occurrence of any of the events referred to in Section 3.1(a)(i) or Section 3.1(a)(ii) above shall be payable on demand."

                      (e) Section 3.4 of the Loan Agreement (entitled "Unused
               Line Fee") is hereby amended in its entirety to read as follows:

"3.4 Unused Line Fee. Borrower shall pay to Lender monthly an unused line fee at a rate equal to one-quarter of one percent (.25%) per annum calculated upon the amount by which Ten Million Dollars ($10,000,000) exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding months (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears."

(f) Section 9.14 of the Loan Agreement (entitled "Adjusted Net Worth") is hereby amended in its entirety to read as follows:

"9.14 Adjusted Net Worth. Borrower shall at all times maintain Adjusted Net
        Worth of not less than Ten Million Dollars ($10,000,000)."

(g) Section 9.15 of the Loan Agreement (entitled "Minimum EBITDA") is hereby amended in its entirety to read as follows:

"9.15 Minimum EBITDA. Borrower shall for each trailing four fiscal quarter period ending on the dates set forth below, measured on and as of each such dates, have EBITDA of not less than the amount set forth next to such ending date:

Four Quarter
Period Ending                              Amount
-------------                              ------
May 2, 1999                                $2,500,000
August 1, 1999                             $4,000,000
October 31, 1999                           $5,000,000
January 30, 2000                           $8,000,000
April 30, 2000                             $9,000,000
July 30, 2000 and thereafter               $10,000,000."


(h) The first sentence of Paragraph (a) of Section 12.1 of the Loan Agreement (entitled "Term") is hereby amended in its entirety to read as follows:

"This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on March 31, 2002 (the "Renewal Date"), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof."





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

(i) The first sentence of Paragraph (c) of Section 12.1 of the Loan Agreement (entitled "Term") is hereby amended in its entirety to read as follows:

"If for any reason this Agreement is terminated, except by Lender in bad faith, prior to the end of the then current term or renewal term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof, Borrower agrees to pay to Lender, upon the effective date of such termination, an early termination fee in the amount of two percent (2%) of the Maximum Credit if such termination occurs on or before July 20, 2000 or in the amount of one percent (1%) of the Maximum Credit if such termination occurs thereafter."

        2. Effectiveness of this Amendment. Lender must have received the following items, in form and substance acceptable to Lender, or evidence of the occurrence thereof, before this Amendment is effective and before Lender is required to extend any credit to Borrower as provided for by this Amendment. The date on which all of the following conditions have been satisfied is the "Closing Date".

                (a) Amendment. This Amendment fully executed in a sufficient number of counterparts for distribution to Lender and Borrower.

                (b) Authorizations. Evidence that the execution, delivery and performance by Borrower and each guarantor or subordinating creditor of this Amendment and any instrument or agreement required under this Amendment have been duly authorized.

                (c) Representations and Warranties. The representations and warranties of Borrower set forth in the Loan Agreement must be true and correct.

                (d) Other Required Documentation. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Lender.

                (f) Payment of Modification Fee. Lender shall have received from Borrower a modification fee of Fifteen Thousand Dollars ($15,000) for the processing and approval of this Amendment, which fee shall be fully earned as of and payable on the Closing Date.

        3. Choice of Law. The validity of this Amendment, its construction, interpretation and enforcement, and the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the laws of the State of California governing contracts wholly to be performed in that State.

        4. Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute but one and the same instrument.

        5. Due Execution. The execution, delivery and performance of this Amendment are within the powers of the Borrower, have been duly authorized by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on Borrower.

        6. Otherwise Not Affected. In the event of any conflict or inconsistency between the Loan Agreement and the provisions of this Amendment, the provisions of this Amendment shall govern. Except to the extent set forth herein, the Loan Agreement shall remain in full force and effect.

        7. Ratification. Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Loan Agreement, as amended hereby, and the Financing Agreements effective as of the date hereof.

        8. Estoppel. To induce Lender to enter into this Amendment and to continue to make advances to Borrower under the Loan Agreement, Borrower hereby acknowledges and agrees that, after giving effect to this Amendment, as of the date hereof, there exists no Event of Default and no right of offset, defense, counterclaim or objection in favor of Borrower as against Lender with respect to the Obligations.






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


        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.



                                       KRAUSE'S CUSTOM CRAFTED FURNITURE CORP., a California corporation


                                       By:    /s/ ROBERT A. BURTON
                                              ----------------------------------
                                       Name:  Robert A. Burton
                                              ----------------------------------
                                       Title: Executive Vice President/CFO
                                              ----------------------------------


                                       CASTRO CONVERTIBLE CORPORATION,
                                       a New York corporation


                                       By:    /s/ ROBERT A. BURTON
                                              ----------------------------------
                                       Name:  Robert A. Burton
                                              ----------------------------------
                                       Title: Executive Vice President/CFO
                                              ----------------------------------


                                       CONGRESS FINANCIAL CORPORATION (WESTERN), a California corporation


                                       By:    /s/ D.B. LAUGHTON
                                              ----------------------------------
                                       Name:  D.B. Laughton
                                              ----------------------------------
                                       Title: Vice President
                                              ----------------------------------







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

                                 ACKNOWLEDGMENT


        The undersigned Krause Furniture, Inc., a Delaware corporation ("KFI"), parent of Krause's Custom Crafted Furniture Corp. ("Krause's"), in consideration of Congress Financial Corporation (Western) ("Congress") continued extension of credit to Krause's and Castro Convertible Corporation, hereby consents to the foregoing Sixth Amendment to Loan and Security Agreement and acknowledges and confirms that its Guarantee dated November 25, 1996 (the "Guarantee") in favor of Congress remains in full force and effect. Although Congress has informed KFI of the matters set forth above, and KFI has acknowledged the same, KFI understands and agrees that Congress has no duty under the Loan Agreement as defined above, the Guarantee or any other agreement with KFI to so notify KFI or to seek such an acknowledgment, and nothing contained herein is intended to or shall create such a duty as to any advances or transactions hereafter.



Dated:  March 15, 1999                 KRAUSE'S CUSTOM CRAFTED FURNITURE CORP.,
                                       a Delaware corporation



                                       By:    /s/ ROBERT A. BURTON
                                              ----------------------------------
                                       Name:  Robert A. Burton
                                              ----------------------------------
                                       Title: Executive President/CFO
                                              ----------------------------------










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